Exhibit 107

CALCULATION OF FILLING FEE TABLES

Form S-8
(Form Type)

ALPHA AND OMEGA SEMICONDUCTOR LIMITED
(Exact Name of Registrant as Specified in Its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount Registration Fee
Equity	Common Shares, $0.002 par value per share	Other	593,000 (1)	$25.83	$15,317,190	$138.10 per $1,000,000	$2,115.30
Total Offering Amounts					$15,317,190		$2,115.30
Total Fee Offsets							$0.00
Net Fee Due							$2,115.30

(1)
Represents Common Shares issuable under the Registrant’s 2018 Omnibus Incentive Plan (the “Omnibus Plan”). Additionally, this Registration Statement shall also cover any additional Common Shares which become issuable under the Registrant’s 2018 Omnibus Incentive Plan by reason of any share dividend, share split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Shares.

(2)
Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices per share of Registrant’s Common Shares on August 24, 2026 as reported by the NASDAQ Global Select Market.